Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

August 2014 Performance Update

Equinox Frontier Funds Supplement Dated August 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the Equinox Frontier Funds is detailed below:*

	August 31, 2014	August 31, 2014
Equinox Frontier Funds Class 1	MTD	YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	8.96%	6.91%	$93.12
Equinox Frontier Long/Short Commodity Fund-1a	4.48%	4.46%	$96.87
Equinox Frontier Masters Fund-1	10.44%	6.21%	$97.53

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of August 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$572,688.84
Unrealized trading gain (loss)	1,326,204.05
Less: Commissions	(27,296.94)
Less: Trading Fee paid to Managing Owner	(34,362.88)
Interest income	15,090.47

Total Income	1,852,323.54
EXPENSES
Broker service fees	28,987.86
Incentive fees	222,733.89
Management fees	29,932.27

Total Expenses	281,654.02

Net Income (Loss)	$1,570,669.52

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	221,118.22928	$18,897,408.61	$85.46
Current month additions	9.96677	887.12
Current month redemptions	(27,841.41190)	(2,469,857.34)
Net income (loss) for current month		1,570,669.52	7.66

Net asset value, end of current month	193,286.78415	$17,999,107.92	$93.12

Monthly rate of return			8.96%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$181,905.50
Unrealized trading gain (loss)	113,961.03
Less: Commissions	(9,797.95)
Less: Trading Fee paid to Managing Owner	(11,075.90)
Interest income	5,938.54

Total Income	280,931.22
EXPENSES
Broker service fees	9,345.39
Incentive fees	0.00
Management fees	15,554.90

Total Expenses	24,900.29

Net Income (Loss)	$256,030.93

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	64,596.07995	$5,988,952.30	$92.71
Current month additions	0.00000	0.00
Current month redemptions	(2,985.36164)	(276,801.69)
Net income (loss) for current month		256,030.93	4.16

Net asset value, end of current month	61,610.71831	$5,968,181.54	$96.87

Monthly rate of return			4.48%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$105,959.79
Unrealized trading gain (loss)	1,208,095.66
Less: Commissions	(13,318.65)
Less: Trading Fee paid to Managing Owner	(21,746.64)
Interest income	9,958.02

Total Income	1,288,948.18
EXPENSES
Broker service fees	18,348.51
Incentive fees	72,536.56
Management fees	37,509.18

Total Expenses	128,394.25

Net Income (Loss)	$1,160,553.93

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	129,972.39422	$11,477,482.58	$88.31
Current month additions	15.22064	1,398.69
Current month redemptions	(8,301.44820)	(771,473.17)
Net income (loss) for current month		1,160,553.93	9.22

Net asset value, end of current month	121,686.16666	$11,867,962.03	$97.53

Monthly rate of return			10.44%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,634,546.61
Unrealized trading gain (loss)	3,584,196.83
Less: Commissions	(74,571.61)
Less: Trading Fee paid to Managing Owner	(93,462.82)
Interest income	40,895.29

Total Income	5,091,604.30)
EXPENSES
Trading fees	0.00
Broker service fees	34,541.38
Incentive fees	627,223.38
Management fees	81,340.12

Total Expenses	743,104.88

Net Income (Loss)	$4,348,499.42

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	541,589.75614	$48,661,306.04	$89.85
Current month additions	20,947.48330	1,882,033.67
Current month redemptions	(31,049.99299)	(2,770,405.71)
Net income (loss) for current month		4,348,499.43	8.22

Net asset value, end of current month	531,487.24645	$52,121,433.43	$98.07

Monthly rate of return			9.15%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$514,857.39
Unrealized trading gain (loss)	345,335.59
Less: Commissions	(27,822.62)
Less: Trading Fee paid to Managing Owner	(20,492.35)
Interest income	16,923.54

Total Income	828,801.55
EXPENSES
Trading fees	0.00
Broker service fees	9,691.58
Incentive fees	0.00
Management fees	60,317.41

Total Expenses	70,008.99

Net Income (Loss)	$758,792.56

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	154,863.87777	$16,819,622.49	$108.61
Current month additions	1,589.34554	160,408.68
Current month redemptions	(3,813.94777)	(379,650.17)
Net income (loss) for current month		758,792.55	5.12

Net asset value, end of current month	152,639.27554	$17,359,173.55	$113.73

Monthly rate of return			4.71%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$213,078.37
Unrealized trading gain (loss)	2,352,553.76
Less: Commissions	(26,106.15)
Less: Trading Fee paid to Managing Owner	(42,358.55)
Interest income	19,383.08

Total Income	2,516,550.51
EXPENSES
Trading fees	0.00
Broker service fees	19,956.33
Incentive fees	142,285.38
Management fees	73,050.33

Total Expenses	235,292.04

Net Income (Loss)	$2,281,258.47

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	241,741.02495	$22,062,548.07	$91.27
Current month additions	3,193.78246	297,389.66
Current month redemptions	(17,142.60535)	(1,686,222.48)
Net income (loss) for current month		2,281,258.47	9.50

Net asset value, end of current month	227,792.20206	$22,954,973.72	$100.77

Monthly rate of return			10.42%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND